Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated May 23, 2011 relating to the consolidated financial statements of Xueda Education Group as of December 31, 2009 and 2010 and for each of the three years in the period ended December 31, 2010, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

May 25, 2011